                                                                                                                  Exhibit 99.3

                                                                                       FOR:        Tier Technologies, Inc.

                                                                                                                        1350 Treat Boulevard

                                                                                                                        Suite 250

                                                                                                                        Walnut Creek, CA  94596

                                                                                           CONTACT:        Lori B. DePole, CFO

                                                                                                                        Barbara Pivnicka, CMO

                                                                                                                        925-937-3950

For Immediate Release

                                                                                                                        Corey Cutler/Kirin Smith

                                                                                                                        FD Morgen-Walke Associates

                                                                                                                        212-850-5600

TIER TECHNOLOGIES COMPLETES ACQUISITION OF OFFICIAL PAYMENTS

Walnut Creek, CA, August 1, 2002 — Tier Technologies, Inc. (Nasdaq: TIER) has completed its acquisition of Official Payments Corporation (Nasdaq: OPAY).  On July 31, 2002, a wholly-owned subsidiary of Tier was merged with and into Official Payments, resulting in Official Payments becoming a wholly-owned subsidiary of Tier.

As a result of the merger, each outstanding shares of Official Payments common stock (other than shares held by Official Payments as treasury stock or by Tier and any of its subsidiaries, and other than shares held by any stockholders who properly exercise their appraisal rights under Delaware law) was converted into the right to receive $3.00 net to the holder in cash, without interest.  Tier had previously purchased approximately 97.5 percent of Official Payments’ outstanding shares pursuant to a tender offer that expired on July 24, 2002.  On or prior to August 10, 2002, Mellon Investor Services LLC, the Exchange Agent for the merger, will mail to the remaining Official Payments stockholders materials to be used to surrender stock certificates for payment.  Official Payments stockholders are urged to read these materials in full, as these materials contain important information regarding their appraisal rights (including their obligations to exercise such rights) and the merger.

Tier is a vertically-focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government, healthcare, insurance and utilities markets. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships.  The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements.  Tier serves Fortune 1000 companies and government entities and is included in the Russell 3000® Index, issued by Frank Russell Company.

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Tier…Expect A Lotsm